Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

The Real Good Food Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(4)	Maximum Aggregate Offering Price(2)(3)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, $0.0001 per share

	Equity	Preferred Stock, $0.0001 per share

	Debt	Debt Securities

	Other	Warrants

	Other	Rights

	Other	Units

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$25,000,000.00(2)(3)	0.00011020	$2,755.00

Fees to be Paid	Equity	Class A Common Stock, $0.0001 per share	457(c)	1,104,970	$4.17(4)	$4,607,724.90,(4)	0.00011020	$507.77

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts						$29,607,724.90(2)(3)(4)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due								$3,262.77

(1)

There are being registered hereunder (i) such indeterminate number of shares of Class A common stock, (ii) such indeterminate number of shares of preferred stock, (iii) such indeterminate number of debt securities, (iv) such indeterminate number of warrants to purchase Class A common stock, preferred stock, debt securities, units or any combination thereof, (v) such indeterminate number of rights to purchase Class A common stock, preferred stock, or any combination thereof and (vi) such indeterminate number of units to purchase Class A common stock, preferred stock, debt securities, warrants or any combination thereof, as shall have an aggregate initial offering price not to exceed $25,000,000.00. The securities registered also include such indeterminate amounts and numbers of shares of Class A common stock and/or preferred stock as may be issued upon conversion of or exchange of other securities, upon exercise of warrants, rights or units, or pursuant to the anti-dilution provisions of any such securities.

(2)

The proposed maximum aggregate offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A common stock on September 5, 2023, as reported on the Nasdaq Global Market.